Exhibit 4.14

CONSENT OF EXPERT

January 7, 2013

I, Hrayr Agnerian, M.Sc. (Applied), P.Geo., hereby consent to (1) the references to my name included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. in connection with the report entitled “Technical Report on the Hairhan Uranium Exploration Property in Mongolia” dated March 23, 2011, and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. dated January 2013.

/s/ Hrayr Agnerian
Hrayr Agnerian, M.Sc. (Applied), P.Geo.